EXHIBIT 99





CONTACT:  Jonathan B. Weis                  FOR IMMEDIATE RELEASE
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700

          Joe Keenan, Sturges + Word
          (816) 221-7500

                  ENTERTAINMENT PROPERTIES TRUST
                   ADDED TO RUSSELL 2000 INDEX

     KANSAS CITY, Mo. (July 31, 1998) -- Entertainment Properties Trust (EPR:NYSE), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, announced today that it has been added to the Russell 2000 Index which tracks companies with a capitalization of less than $1.4 billion.

"We are honored to be included in the ranks of the Russell 2000 Index and take this as an affirmation of our position as the only entertainment-related real estate investment trust," said David
M. Brain, chief financial officer of Entertainment Properties
Trust.

The Russell 2000 Index is comprised of the smallest 2,000 companies in the Russell 3000 Index, which represents approximately 11 percent of the total market capitalization of the Russell 3000 Index. The average market capitalization was approximately $592 million; the median market capitalization was approximately $500 million.

Entertainment Properties Trust total market capitalization is $379 million. EPR was among only 160 companies that went public in the last year (IPO) to be included in the index.

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EPR Russell 2000 -- Page 2

Since becoming publicly traded in November of 1997, Entertainment
Properties Trust has acquired 19 megaplex theatre properties throughout the United States which are operated by such first-run movie exhibitors as AMC Entertainment, Muvico Theaters,
Consolidated Theatres and Regal Cinemas.

Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR.

Entertainment Properties Trust company contact:  Jon Weis,
Director, Corporate Communications, 1200 Main Street, Suite 3250,
Kansas City, Missouri 64105.  888-EPR-REIT.  FAX (816) 472-5794.
Please visit our web site at www.eprkc.com.

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